UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 5, 2009

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)<confirm>
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

        On December 9, 2008, James L. Ziemer, the President and Chief Executive Officer of Harley-Davidson, Inc. (the “Company”), advised the Board of Directors of the Company of his intention to retire from such positions during 2009 at such time as the Company has chosen a successor.

        On April 5, 2009, the Board of Directors of the Company elected Keith E. Wandell as the President and Chief Executive Officer of the Company effective on the commencement of his employment with the Company, which is expected to be May 1, 2009. The Board also confirmed its intention to elect Mr. Wandell to the Board of Directors effective at that time.

        Mr. Wandell, who is 59, is currently President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He has held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He is also a director of Dana Holding Corporation.

        Consistent with the Company’s practice, Mr. Wandell will not have an employment agreement. But, the appropriate Board committees have approved compensation that directors believe is consistent with the philosophy the Company has described in its Proxy Statement for its 2009 Annual Meeting of Shareholders to be held on Saturday, April 25, 2009. Among other things, that compensation includes the following:

•	His initial annual base salary will be $975,000.
•	In respect of annual incentive compensation, he will participate in the 2009 Corporate STIP and Leadership STIP with a total target STIP opportunity of 120% of his base salary and a maximum payout of 240% of his base salary (with a cap of $3 million), with his 2009 payout prorated based on salary earned for the year. The Company has committed that his actual payment under his 2009 STIP will not be less than 120% of the salary he earns (not less than his prorated target payout).
•	He will receive an initial equity grant of restricted stock and stock options to purchase shares of the Company’s Common Stock representing a pro rated 2009 annual grant and compensation for amounts that he lost or forfeited as a result of departing his prior employer. He will receive options with an exercise price equal to fair market value on the date of grant, with the options to vest at a rate of 25% per year. The number of options will be determined on the date of grant by using a binomial lattice valuation model to calculate the number of options that will deliver a grant date present value of $1.5 million. He will receive restricted stock that vests 33% after 2 years, 33% after 3 years, and 33% after 4 years. The number of shares of restricted stock will be determined on the date of grant by using the fair market value of a share of Common Stock to calculate the number of shares that will deliver $3.1 million in value. The Company anticipates that the date of these grants will be May 1, 2009, which is the date the Company expects his employment to commence.
•	He will also be eligible to participate in all benefit and retirement programs and perquisites generally provided at a level commensurate with his position.
•	He will receive a Severance Benefits Agreement in a form consistent with the form of the agreement that the Company currently has in place with other executives and filed with the SEC.

•	He will also receive a Transition Agreement in a form consistent with the form of the agreement that the Company currently has in place with certain executives and filed with the SEC with two exceptions. First, he will not be entitled to termination benefits following a change in control upon a voluntary termination of his employment for no reason during a limited period of time beginning one year after the change of control. Second, if any of the payments to him are considered “excess parachute payments”as defined in Section 280G of the Internal Revenue Code, then the Company will not pay the penalty that the Code imposes upon the employee plus related taxes. Rather, he will receive one of two amounts: he will receive his full compensation if the amount of that compensation that he will retain after paying the penalty would exceed the maximum amount that he can receive without the imposition of the penalty; otherwise, he will receive the maximum amount that he can receive without the imposition of the penalty.

        In light of the selection of Mr. Wandell, Mr. Ziemer’s retirement as President and Chief Executive Officer of the Company will now be effective at the end of the day on April 30, 2009. Mr. Ziemer will stand for reelection as a director at the Company’s 2009 Annual Meeting of Shareholders to be held on Saturday, April 25, 2009. However, as required by the Company’s policy, Mr. Ziemer will submit to the Board of Directors a letter of resignation from the Board upon his retirement as President and Chief Executive Officer, and it is anticipated that the Board will accept his resignation. Accordingly, Mr. Wandell’s election as a director by the Board would fill the seat vacated as a result of Mr. Ziemer’s resignation from the Board.

        The Company also announced the following organizational leadership changes, which will also be effective May 1, 2009:

–     Matthew S. Levatich becomes President and Chief Operating Officer of Harley-Davidson Motor Company.

–     James A. McCaslin moves to Executive Vice President for Corporate Product Planning for the Company. McCaslin has served as President of Harley-Davidson Motor Company for the past eight years.

–     Enrico D’Onofrio assumes the post of Managing Director, MV Agusta.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: April 9, 2009	By: /s/ Gail A. Lione
Gail A. Lione
Executive Vice President, General Counsel
and Secretary